Kathryn J. Maehl Katie.Maehl@moultonbellingham.com	Suite 1900, Crowne Plaza 27 North 27th Street P.O. Box 2559 Billings, Montana 59103-2559 Phone (406) 248-7731 Fax (406) 248-7889

September 25, 2012

Board of Directors

Voyager Oil & Gas, Inc.

2718 Montana Avenue, Suite 220

Billings, MT 59101

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, Texas 77002

Telephone: (713) 238-2500

Re:	Voyager Oil & Gas, Inc.

Ladies and Gentlemen:

We have acted as counsel for Voyager Oil & Gas, Inc., a Montana corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of 93,750,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) pursuant to that certain Underwriting Agreement, dated September 24, 2012 (the “Underwriting Agreement”), relating to the offering and sale of the Common Stock by and among the Company and the several underwriters named therein (the “Underwriters”).

In rendering the opinions set forth below, we have examined (i) the registration statement on Form S-3 (File No. 333-181551), with respect to the Common Stock being sold by the Company (the “Registration Statement”); (ii) the prospectus dated June 6, 2012 (the “Prospectus”) included in the Registration Statement; (iii) the Preliminary Prospectus Supplement dated September 10, 2012 and the Issuer Free Writing Prospectus dated September 24, 2012 (collectively the “Prospectus Supplement”); (iv) the Bylaws of the Company on file with the U.S. Securities and Exchange Commission; (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the Company dated May 17, 2012, and resolutions of the Board of Directors of the Company Pricing Committee dated September 24, 2012; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all shares of the Common Stock will be issued and sold in compliance in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the shares of Common Stock have been issued and delivered in accordance with terms of the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

A Professional Corporation – Attorneys at Law – SINCE 1894

www.MOULTONBELLINGHAM.COM

The opinions expressed herein are qualified in the following respects:

A.	We have assumed, without independent verification, that the certificates for the shares of Common Stock will conform to the requirements of the Company’s Bylaws and the Montana Business Corporation Act and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	This opinion is limited in all respects to the Montana Business Corporation Act. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

D.	We have assumed that the Board of Directors of the Company executing the resolutions referenced above were duly appointed by the Company pursuant to applicable law.

E.	We have assumed that the Pricing Committee of the Board of Directors executing the resolutions referenced above were duly appointed and authorized by the Board of Directors and Company pursuant to applicable law.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

MOULTON BELLINGHAM PC

By	/s/ Kathryn J. Maehl
Kathryn J. Maehl

KJM:sfm

A Professional Corporation – Attorneys at Law – SINCE 1894

www.MOULTONBELLINGHAM.COM